EXHIBIT 99.1

Cemtrex Acquires Stake in Security & Video Surveillance Company, Vicon Industries

Globe Newswire March 26, 2018

Farmingdale, NY, March 26, 2018 (GLOBE NEWSWIRE) — Cemtrex Inc. (Nasdaq: CETX, CETXP, CETXW), a world leading technology and manufacturing company, today announced that it has entered into an agreement to acquire ownership of approximately 46% of the outstanding common stock of Vicon Industries, Inc. (VII), a New York based leading provider of mission critical security and video surveillance systems.

Cemtrex’s CEO and Chairman, Saagar Govil, commented, “This transaction represents a strategic investment for the Company as we continue to expand our operations into long term growth markets. Vicon is a strong brand in the security & surveillance market, with a great new product, Valerus, in an expanding market that is ripe for continued innovation. We are looking forward to leading Vicon to long term success.”

Since 1967, Vicon has been a leading manufacturer of mission-critical security surveillance systems. Vicon is focused on providing solutions that are engineered not just for performance and features, but for simplicity in deployment, operation and maintenance. Vicon’s mission is to serve as a valued security technology partner to their customers by reducing security solution complexity, ensuring a superior experience.

According to Markets & Markets, the video surveillance market was valued at USD 30.37 Billion in 2016 and is projected to reach USD 75.64 Billion by 2022, at a CAGR of 15.4% between 2017 and 2022. The market is segmented on the basis of ecosystem (cameras, monitors, storage and software), application areas and geographical regions. The rising security concerns, along with the need for highly efficient, time-saving surveillance systems at affordable costs, is one of the pressing matters to be looked upon in the industry. The effort to deliver such solutions, along with the growing application across various verticals, is acting as one of the major drivers for the video surveillance industry.

About Cemtrex

Cemtrex, Inc. (CETX) is a world leading multi-industry company that provides a wide array of solutions to meet today’s technology challenges. Cemtrex provides manufacturing services of advanced custom engineered electronics, extensive industrial services, integrated hardware and software solutions, virtual and augmented reality applications, monitoring instruments for industrial processes and environmental compliance, and systems for controlling particulates and other regulated pollutants. The Company also develops its own proprietary IoT and wearable devices.

www.cemtrex.com

Safe Harbor Statement

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.

Contact:

Investor Relations

Cemtrex, Inc.

Phone: 631-756-9116

investors@cemtrex.com